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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires:  September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940
(Print or Type Responses)

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 1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
  Fernandez       Claude                         Carey Diversified LLC                         to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)   3. IRS or Social Security  4. Statement for      ----              ---
                                                 Number of Reporting        Month/Year          X  Officer (give    Other (Specify
4 Rockhagen Road                                 Person (Voluntary)         6/98               ----        title ---       below)
---------------------------------------------                            -------------------               below)
                 (Street)                                                 5. If Amendment,      Executive Vice President
                                                                             Date of Original   - Financial Operations
Thornwood          NY                10594                                   (Month/Year)         ------------------------
---------------------------------------------                                               7. Individual or Joint/Group Filing
 (City)         (State)              (Zip)                                                        (Check Applicable Line)
                                                                                               ---Form filed by One Reporting Person
                                                                                               ---Form filed by More than One
                                                                                                  Reporting Person
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                                            TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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 Listed Shares                   6/30/98   J(1)          6,500     A                                           D
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 Listed Shares                   6/30/98   P             1,457     A        $17.16          14,457             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                     SEC 1474 (7/96)




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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1. Title of Derivative     9. Number of           10. Ownership               11. Nature of
   Security                   Derivative              Form of                     Indirect
   (Instr. 3)                 Securities              Derivative                  Beneficial
                              Beneficially            Security:                   Ownership
                              Owned at End            Direct (D)                  (Instr. 4)
                              of Month                or Indirect (I)
                              (Instr. 4)              (Instr. 4)

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Explanation of Responses: (1) shares awarded pursuant to stock bonus for no consideration.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  /s/ Claude Fernandez             7/2/98
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                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
  If space is insufficient, see Instruction 6 for procedure.                                                SEC 1474 (7/96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
